Exhibit 10(ao)

                                LICENSE AGREEMENT

     License Agreement made this 12th day of September, 2000 by and between Pro Tech Communications, Inc., a corporation organized under the laws of the state of Florida, with offices at 3311 Industrial 25th Street, Fort Pierce, Florida 34946 ("Licensee" or "Pro Tech") and NCT Hearing Products, Inc., a Delaware corporation with offices at 20 Ketchum Street, Westport, Connecticut 06880 ("NCT Hearing").

     WHEREAS, Licensee is engaged in the design, development, manufacture and marketing of telephone headsets for various markets around the world; and

     WHEREAS, NCT Hearing is a wholly owned subsidiary of NCT Group, Inc. ("NCT"), a Delaware corporation, and is engaged in the development of active noise cancellation and speech enhancement technologies that have been applied to various fields and industries, and is owner or a direct licensee from NCT of certain United States and foreign patents and copyrights covering various aspects of these technologies which both parties believe can be applied to products manufactured and sold by Licensee; and

     WHEREAS, Licensee is desirous of obtaining an exclusive license from NCT Hearing to make, use, develop and sell telephone headsets incorporating NCT Hearing technologies for telephony, multimedia and cellular headset markets.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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                             ARTICLE 1. DEFINITIONS

     As used herein, the terms described below have the following meanings.

1.1 "Affiliate" shall mean any Person which directly or indirectly, is controlled by, is in control of, or under common control with the Person with reference to which the term "Affiliate" is used. As used in this definition, "control", including the terms "controlling", "controlled by" and "under common control with", with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

1.2 "Confidential Information" shall mean the information described in Article 5 below and shall include the Deliverables and any and all samples, models, prototypes, drawings, specifications, formulas, algorithms, software, operating techniques, processes, data, technical and other information, including any information relating to the status of research or other investigations being conducted, whether given in writing, orally, or in magnetic or other electronic processing form to the extent that such information is not in the public domain through other than a breach of this Agreement.

1.3 "Deliverables" shall mean the models, specifications, codes and other documentation and materials described on Schedule A hereto to be delivered by NCT Hearing to Licensee under Section 4.3 of this Agreement.

1.4 "Know-how", in general, will have its usual and accepted meaning, that is, inter alia, all factual knowledge and information not capable of precise, separate description but which, in an accumulated form, after being acquired as the result of trial and error, gives to the one acquiring it an ability to produce and market something which one otherwise would not have known how to produce and market with the same accuracy or precision necessary for commercial success.

1.5 "Licensed Patents" shall mean all those patents relating to the reduction of noise and enhancement of speech by electronic means in headsets owned by NCT Hearing and listed on Schedule B hereto together with those patents issued under patent applications filed relating to the reduction of noise and enhancement of speech by electronic means in headsets and also listed on Schedule B hereto including any continuations, continuations-in-part, divisions, extensions, reissues, re-examinations or renewals of any of the foregoing.

1.6 "Licensed Products" shall mean exclusively those lightweight, portable headsets, and related accessories to such headsets, which embody or employs all or part of the Licensed Patents and/or the Licensed Technology.

1.7 "Licensed Technology" shall mean that unpatented technology relating to the reduction of noise and enhancement of speech by electronic means in headsets owned by or licensed to NCT Hearing and described on Schedule C hereto.

1.8 "Market" shall mean the worldwide market for Licensed Products used exclusively in the telephony, cellular and multimedia fields.

1.9 "NCT Hearing Technology" shall mean any and all existing technology, other than Sponsor Technology, relating to the attenuation, isolation, control and/or cancellation of noise and/or signals, now or hereinafter owned or licensed by or to NCT Hearing and/or its Subsidiaries or affiliates, including without limitation all know-how, trade secrets, methods, operating techniques, processes, software, materials, technical data, engineering information, formulas, specifications, drawings, machinery and apparatus, patents, patent applications, copyrights and other intellectual property relating thereto.

1.10 "NCT Hearing Technology License" shall mean the license to the Licensed Patents and the Licensed Technology granted by NCT Hearing to Licensee under Article 2 of this Agreement.

1.11 "Person" shall mean any individual, partnership, firm, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

1.12 "Sponsor Technology" shall mean with respect to a party hereto (i) all existing technology owned or licensed by or to a party and/or its Affiliates which, by virtue of contract restrictions binding on such party, cannot be disclosed or transferred to the other party on the same terms and conditions as NCT Hearing Technology or Licensee Technology, as the case may be; and (ii) all existing technology which results from the combination of a party's technology and a third party's technology, and which by virtue of contract restrictions binding on the party in question, cannot be disclosed or transferred to the other party on the same terms and conditions as NCT Hearing Technology or Licensee Technology, as the case may be.

1.13 "Technical Information" shall mean technical, design, engineering, and manufacturing information and data pertaining to the design, manufacture, commercial production and distribution of Licensed Products in the form of designs, prints, plans, material lists, drawings, specifications, instructions, reports, records, manuals, other written materials, computer programs and software and other forms or media relating thereto.

                               ARTICLE 2. LICENSES

2.1 The NCT Hearing Technology License - License to Licensed Patents and Licensed Technology. Subject to the terms and conditions of this Agreement, NCT Hearing hereby grants to Licensee a license to make, use, distribute, sell and/or have sold Licensed Products solely in the Market.

2.2 Exclusivity. The NCT Hearing Technology License shall be exclusive as against all others for the manufacture, use and sale of Licensed Products solely in the Market.

2.3 Assignment and Sublicensing. The rights and licenses granted hereunder may not be sublicensed, conveyed, assigned or otherwise transferred by Licensee to any third party without NCT Hearing's prior written consent in each instance. In addition, Licensee shall have the right to have Licensed Products manufactured for it by others but only after obtaining NCT Hearing's prior written consent and only under nondisclosure agreements implemented in accordance with the provisions of Articles 4 and 5 hereof.

2.4 Acceptance. Licensee hereby (i) accepts the rights under the NCT Hearing Technology License granted to it by NCT Hearing under this Article 2, and
     (ii) acknowledges that the rights that NCT Hearing has granted to Licensee hereunder are exclusive and limited to the manufacture, use, distribution and sale of Licensed Products in the Market subject to the limitations set forth herein.

2.5 Patent and Copyright Notices. Licensee shall mark each Licensed Product sold, leased, distributed or otherwise transferred and shall cause all licenses, contracts and agreements with other parties for the sale, lease, distribution, use or other disposition of Licensed Products to contain a provision requiring, if feasible in Licensee's reasonable opinion, such other parties to mark each Licensed Product with a suitable legend identifying the Licensed Patents and Licensed Technology with the appropriate patent or copyright notice, as the case may be. If, in Licensee's reasonable opinion, the Licensed Product is too small to have a legend placed on it, Licensee will use all reasonable efforts to have a legend placed on the software and/or packaging accompanying the Licensed Product.

2.6 Product Marking. Licensee shall prominently mark each Licensed Product sold, leased, distributed or otherwise transferred and shall cause all licenses, contracts and agreements with other parties for the sale, lease, distribution, use or other disposition of Licensed Products to contain a provision requiring, if feasible in Licensee's reasonable opinion, such other parties to prominently mark each Licensed Product with a suitable legend identifying the Licensed Product as being a product which incorporates NCT Hearing's technology for the reduction of noise by electronic means and including the words: "with NCT Hearing Technology". If, in Licensee's reasonable opinion, the Licensed Product is too small to have such a legend placed on it, Licensee will use all reasonable efforts to have such a legend placed on the software and/or packaging accompanying the Licensed Product.

                          ARTICLE 3. FEES AND ROYALTIES

3.1 Fees. Licensee shall issue to NCT Hearing __________ shares of common stock of the Licensee, representing sixty percent (60.0%) of the fully diluted outstanding common stock of the Licensee, as a non-refundable up-front license fee upon execution of this Agreement.

3.2 Unit royalties. Should NCT Hearing's equity interest in all of the issued and outstanding capital stock of Licensee (as determined on a fully diluted basis) fall below fifty and one tenth percent (50.1%), Licensee shall promptly thereafter commence payment to NCT Hearing of a royalty with respect to each Licensed Product (which term for purposes of royalty calculations shall not include prototypes or engineering samples furnished without consideration to unaffiliated customers) sold, leased, distributed or otherwise transferred by Licensee, any sublicensee permitted under
     Section 2.3 above or otherwise as follows:

     6% of Pro Tech's Sale Price for each Unit sold, leased, distributed or otherwise transferred.

     For purposes of the foregoing  royalty  calculations  "Unit" shall mean one
     (1) Licensed Product, and "Pro Tech's Sale Price" shall mean the gross invoice price to the purchaser or other transferee before the deduction of any discounts, rebates or set-offs but not including amounts to be paid by the purchaser, lessee or other transferee for transportation, packing or insurance; excise, sales, V.A.T. or other taxes not based on income; or customs, duties, fees, commissions or other customs expenses. In the event that any purchaser, lessee or other transferee returns to Pro Tech any Unit sold, leased, distributed or otherwise transferred to such purchaser, lessee or other transferee by Pro Tech either because such Unit was defective or otherwise, NCT Hearing will credit the account of Pro Tech in the amount of any royalty paid or payable hereunder with respect to such Unit. Such credit shall be applied to the immediately succeeding calendar quarter after Pro Tech advises NCT Hearing in writing of such return(s).

3.3 Payment. Unit royalties shall be paid to NCT Hearing within forty-five (45) days from the last day of each calendar quarter of each calendar year as provided in Article 7. Licensee agrees that NCT Hearing may inspect its royalty/revenue records once a year upon thirty (30) days notice, at NCT Hearing's own expense, including computer generated or computer compelled information as to Units of Licensed Products sold, leased, distributed or otherwise transferred and Units of Licensed Products manufactured and/or held in inventory, as well as extant invoices, inventory records, shipment documents and similar information and material reasonably necessary to confirm or verify the Unit royalties due hereunder.

                      ARTICLE 4. DISCLOSURE OF INFORMATION,
                                DATA AND KNOW-HOW

4.1 Disclosure. The parties shall disclose to each other such appropriate Technical Information as may be reasonably required to accomplish the purposes of this Agreement. It is agreed, however, that neither party shall be obligated to disclose information, the disclosure of which has been restricted by a third party.

4.2 Treatment. All disclosed Technical Information which is Confidential Information (as defined in Article 5 below) shall be kept confidential by the receiving party in accordance with the further provisions of Article 5 below and will remain the property of the disclosing party. Any source code disclosed by NCT Hearing shall also be subject to the provisions of NCT Hearing's form of Source Code Delivery Agreement, a copy of which is attached as Schedule D hereto.

4.3 Deliverables. NCT Hearing shall deliver the Deliverables to Licensee and in accordance with the delivery dates set forth on Schedule A hereto.

                           ARTICLE 5. CONFIDENTIALITY

5.1 Definitions. Each party possesses and will continue to possess confidential information relating to its business and technology which has substantial commercial and scientific value in the business in which it is engaged
     ("Confidential Information"). Subject to Section 5.4, Confidential Information includes, but is not limited to: Deliverables, Technical Information, trade secrets, processes, formulas, data and know-how, discoveries, developments, designs, improvements, inventions, techniques, marketing plans, strategies, forecasts, new products, software documentation, unpublished financial statements, budgets, projections, licenses, prices, costs, customer lists, supplier lists and any other material marked "Confidential Information", "Proprietary Information" or in some other reasonable manner to indicate it is confidential. Any Confidential Information disclosed between the parties hereto orally or visually, in order to be subject to this Agreement, shall be so identified to the receiving party at the time of disclosure and confirmed in a written summary appropriately marked as herein provided within ten (10) days after such oral or visual disclosure.

5.2 Treatment. Each party shall during the term of this Agreement and for a period of five (5) years thereafter, hold in confidence and not disclose to third parties except as specifically permitted under this Section 5.2 and
     Section 5.4 below any and all Confidential Information of the other party disclosed directly or indirectly to it by the other party.

     Each party shall take the following minimum safeguards with respect to the Confidential Information of the other party:


     (a) only those of its employees who need to receive the other party's Confidential Information in order to carry out the purposes of this Agreement shall have access to such information and such access shall be limited to only so much of such information as is necessary for the particular employee to properly perform his or her functions;

     (b) all documents, drawings, writings and other embodiments which contain Confidential Information of the other party shall be maintained in a prudent manner in a secure fashion separate and apart from other information in its possession and shall be removed therefrom only as needed to carry out the purposes of this Agreement;

     (c) all documents, drawings, writings and other embodiments of information the security or safekeeping of which are subject to governmental regulations shall be kept in accordance with those regulations;

     (d) all employees and contractors who shall have access to Confidential Information of the other party shall be under written obligation to it: (i) to hold in confidence and not disclose all Confidential Information made available to them in the course of their employment;
          (ii) to use such Confidential Information only in the course of performing their employment duties; and (iii) to assign to their employer or the party retaining them all inventions or improvements relating to their employer's business and conceived while in their employer's employ unless such assignment is prohibited by applicable law.

     Notwithstanding the foregoing, a party receiving Confidential Information of the other party may disclose Confidential Information (a) in any proceeding under Article 12 hereof, to the extent such information is relevant to the dispute between the parties hereto and appropriate protective order has been entered in such proceeding topreserve the secrecy of the Confidential Information, and (b) to its subcontractors and material and component suppliers so much of such Confidential Information as is necessary to enable such party to perform its duties and obligations related to the accomplishment of the purposes of this Agreement provided that such subcontractors and suppliers are obligated to such party in writing: (i) to hold in confidence and not disclose such information; and
     (ii) not to use such information except as authorized by such party. In no event shall the party receiving Confidential Information of the other party disassemble, reverse engineer, re-engineer, redesign, decrypt, decipher, reconstruct, re-orient, modify or alter any Confidential Information of the disclosing party or any circuit design, algorithm, logic or program code in any of the disclosing party's products, models or prototypes which contain Confidential Information or attempt any of the foregoing without first obtaining written consent of the disclosing party in each instance.

5.3  Return.  All  documents,  drawings,  writings  and other  embodiments  of a party's Confidential Information, as well as those produced, created or derived from the disclosing party's Confidential Information which incorporate the disclosing party's Confidential Information and all copies thereof shall be returned promptly to it by the other party upon the termination of this Agreement provided that the parties shall continue to be bound by the provisions of Section 5.2 above.

5.4  Exclusions. Confidential Information shall not include information that:

     (a) was at the time of disclosure in the public domain through no fault of the party receiving it;

     (b) becomes part of the public domain after disclosure to the party receiving it through no fault of such party;

     (c) was in the possession of the party receiving it (as evidenced by written records) at the time of disclosure and was not acquired directly or indirectly from the other party, or a third party, as the case may be, under a continuing obligation of confidence of which the party receiving it was aware;

     (d) was received by the party receiving it (as evidenced by written records) after the time of disclosure hereunder from a third party who did not require it to be held in confidence and who did not acquire it directly or indirectly from the other party under a continuing obligation of confidence of which the party receiving it was aware;

     (e) required by law, governmental regulations, court order or the rules of any relevant securities exchange to be disclosed, but only to the extent of such required disclosure; provided, that a party required to so disclose Confidential Information shall use best efforts to notify the other party of such potential disclosure so that such party may seek a protective order or other remedies to maintain in confidence any such Confidential Information;

     (f) was developed independently by the receiving party and without the use of any Confidential Information received from the disclosing party under this Agreement; or

     (g) was or is disclosed by the party owning it to third parties without restrictions on use or disclosure comparable to those contained herein.

                 ARTICLE 6. DISCOVERIES AND DUAL IMPROVEMENTS

6.1 Joint Discoveries; Dual Improvements. In the event that Licensee on the one hand, and NCT Hearing and/or NCT on the other, jointly discover, develop or create any intellectual property whether patentable or non-patentable, all rights and interest in and to such intellectual property shall be owned equally by Licensee and NCT Hearing and each party hereby grants to the other a royalty free, fully paid up, perpetual, irrevocable license to use and exploit any such intellectual property anywhere in the world.

6.2 Individual Discoveries. In the event that either Licensee on the one hand, or NCT Hearing and/or NCT on the other, independently discover, develop or create any intellectual property whether patentable or non-patentable, all right, title and interest in and to such intellectual property shall be owned by the party discovering, developing or creating the same.

6.3 Further Assurances. The parties shall take all action legally permitted that may be necessary or appropriate to insure full compliance with the provisions of this Article 6 notwithstanding the fact that intellectual property covered by this Article 6 may be discovered, developed or created by an employee or independent contractor of one of the parties hereto.

                   ARTICLE  7.  PAYMENTS,  REPORTS  AND  RECORDS

Royalties, if applicable as defined in Section 3.2, shall be due and payable in U.S. dollars in immediately available funds within forty-five (45) days after the last business day of each calendar quarter of each calendar year during the term of this Agreement. Royalties may be paid by wire transfer to an account designated by NCT Hearing or by certified check delivered to NCT Hearing on the date such Royalties are due. Late payments of Royalty shall bear interest on the unpaid amount at the annual rate of twelve percent (12%) compounded quarterly until fully paid. If requested by NCT Hearing, the Chief Financial Officer or another authorized officer of the Licensee shall provide NCT Hearing with a certified written royalty report (the "Royalty Report") for each of Licensee's fiscal years (or portions thereof) during the term of this Agreement, for which royalties were due to NCT Hearing, within sixty (60) days of the end of each calendar year of this Agreement. Such Royalty Reports shall be prepared in accordance with generally accepted accounting principles applied in a consistent manner. A similar Royalty Report shall be rendered and Royalty payment shall be made within sixty (60) days after termination of this Agreement, provided, that, royalties were payable to NCT Hearing during the term of this Agreement.

                                 ARTICLE 8. TERM

The term of this Agreement shall begin on the date hereof and, unless extended or earlier terminated by the written agreement of the parties or the provisions of Article 9 below, shall expire immediately upon either: (i) with respect to rights granted under any patent hereunder, the expiration of that patent under applicable law; or (ii) with respect to the other rights granted hereunder, upon the expiration of the last to expire of the patents licensed hereunder.

                             ARTICLE 9. TERMINATION

9.1 General. This Agreement may be terminated prior to the end of the term provided in Article 8 above under any of the following provisions of this Article.

9.2 Breach. In the event of a material breach of this Agreement, if the defaulting party fails to cure the breach within thirty (30) days, in the case of a breach involving non-payment of amounts to be paid hereunder, or sixty (60) days, in the case of any other kind of material breach, following its receipt of written notice from the non-defaulting party specifying the nature of the breach and the corrective action to be taken, then the non-defaulting party may terminate this Agreement forthwith by delivering its written declaration to the defaulting party that this Agreement is terminated.

9.3 Insolvency. If one of the parties becomes bankrupt or insolvent, or files a petition therefor, or makes a general assignment for the benefit of creditors, or otherwise seeks protection under any bankruptcy or insolvency law, or upon the appointment of a receiver of the assets of a party ("defaulting party") then the other party shall have the right to immediately terminate this Agreement upon written notice to the defaulting party provided, in any such instance, that said right of termination shall be postponed for as long as the defaulting party continues to conduct its business in the ordinary course.

9.4 Survival of Certain Terms. Notwithstanding the termination of this Agreement under any of the provisions of this Article 9, the terms and conditions of Section 4.2 and Articles 5, 6, 7, 18, and 19 shall survive termination of this Agreement and shall continue to be applicable and govern the parties with respect to the subject matter thereof.

9.5  Document  Return.  Each party shall return to the other party within thirty
     (30) days of the date of termination under either Article 8 or this Article 9 all of the Confidential Information received pursuant to this Agreement together with all other tangible property loaned for the implementation of this Agreement.

                            ARTICLE 10. FORCE MAJEURE

In the event of enforced delay in the performance by either party of its obligations under this Agreement due to unforeseeable causes beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of the government, acts of the other party, fires, floods, strikes, freight embargoes, unusually severe weather, or delays of subcontractors due to such causes (an "Event of Force Majeure"), the time for performance of such obligations shall be extended for the period of the enforced delay; provided that the party seeking the benefit of the provisions of this paragraph shall, within ten (10) days after the beginning of any such enforced delay, have first notified the other party in writing of the causes and requested an extension for the period of the enforced delay and shall use all reasonable endeavors to minimize the effects of any Event of Force Majeure.

                           ARTICLE 11. APPLICABLE LAW

The terms and conditions of this Agreement and the performance thereof shall be interpreted in accordance with and governed by the laws of the State of Delaware and the United States of America, without giving effect to conflicts of laws principles.

                         ARTICLE 12. DISPUTE RESOLUTION

The parties agree to attempt in good faith to resolve any dispute arising out of or in connection with the performance, operation or interpretation of this Agreement promptly by negotiation between the authorized contacts of the parties.

If a dispute should arise, the authorized contacts will meet at least once and will attempt to resolve the matter. Either authorized contact may request the other to meet within fourteen (14) days, at a mutually agreed time and place. If the matter has not been resolved within thirty (30) days of a request being made for such a meeting, the authorized contacts shall refer the matter to the representatives of the parties who are responsible for matters at the policy or strategic level who shall meet within fourteen (14) days of the end of the thirty (30) day period referred to above, at a mutually agreed time and place.

If the matter has not been resolved within thirty (30) days of a request being made for this meeting, the parties shall proceed as follows:

     (a) Any action, suit or proceeding where the amount in controversy as to at least one party, exclusive of the interest and costs, exceeds one million dollars (a "Summary Proceeding"), arising out of or relating to this Agreement or the breach, termination or validity thereof, shall be litigated exclusively in the Superior Court of the State of Delaware (the "Delaware Superior Court") as a summary proceeding pursuant to Rules 124-131 of the Delaware Superior Court, or any successor rules (the "Summary Proceeding Rules"). Each of the parties hereto hereby irrevocably and unconditionally (i) submits to the jurisdiction of the Delaware Superior Court for any Summary Proceeding, (ii) agrees not to commence any Summary Proceeding except in the Delaware Superior Court, (iii) waives, and agrees not to plead or to make, any objection to the venue of any Summary Proceeding in the Delaware Superior Court, (iv) waives, and agrees not to plead or to make, any claim that any Summary Proceeding brought in the Delaware Superior Court has been brought in an improper or otherwise inconvenient forum, (v) waives, and agrees not to plead or to make, any claim that the Delaware Superior Court lacks personal jurisdiction over it, (vi) waives its right to remove any Summary Proceeding to the federal courts except where such courts are vested with sole and exclusive jurisdiction by statute and (vii) understands and agrees that it shall not seek a jury trial or punitive damages in any Summary Proceeding based upon or arising out of or otherwise related to this Agreement and waives any and all rights to any such jury trial or to seek punitive damages.

     (b) In the event any action, suit or proceeding where the amount in controversy as to at least one party, exclusive of interest and costs, does not exceed One Million Dollars (a "Proceeding"), arising out of or relating to this Agreement or the breach, termination or validity thereof is brought, the parties to such Proceeding agree to make application to the Delaware Superior Court to proceed under the Summary Proceeding Rules. Until such time as such application is rejected, such Proceeding shall be treated as a Summary Proceeding and all of the foregoing provisions of this Article relating to Summary Proceedings shall apply to such Proceeding.

     (c) In the event a Summary Proceeding is not available to resolve any dispute hereunder, the controversy or claim shall be settled by arbitration conducted on a confidential basis, under the U.S. Arbitration Act, if applicable, and the then current Commercial Arbitration Rules of the American Arbitration Association ("Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware. The arbitration shall be conducted at the Association's regional office located closest to Licensee's principal place of business by three arbitrators, at least one of whom shall be knowledgeable in active noise cancellation and speech enhancement technologies and one of whom shall be an attorney. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction. Neither party shall institute a proceeding hereunder unless at least sixty
          (60) days prior thereto such party shall have given written notice to the other party of its intent to do so. Neither party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunction to protect its rights and interests but such shall not be sought as a means to avoid or stay arbitration.

     (d) Licensee hereby designates and appoints CT Corporation System with offices on the date hereof at 1200 South Pine Island Road, Plantation, Florida 33324 as its agent to receive service of process in any Proceeding or Summary Proceeding. NCT Hearing hereby designates and appoints Corporation Service Company with offices on the date hereof at 1013 Centre Road, Wilmington, DE 19805, as its agent to receive such service. Each of the parties hereto further covenants and agrees that, so long as this Agreement shall be in effect, each such party shall maintain a duly appointed agent for the service of summonses and other legal processes in the State of Delaware and will notify the other parties hereto of the name and address of such agent if it is no longer the entity identified in this article.

                   ARTICLE  13.  ANNOUNCEMENTS  AND  PUBLICITY

Except for any disclosure which may be required by law, including appropriate filings with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc., neither party may disclose the unit royalty terms set forth in Section 3.2 of this Agreement without the consent of the other, which consent shall not be unreasonably withheld. Upon the execution of this Agreement NCT Hearing and Pro Tech each intend to issue a press release in NCT Hearing's and Pro Tech's customary format and manner, respectively, reporting the execution of this Agreement and its general subject matter provided that each party shall have received the other party's prior written approval thereof which approval shall not be unreasonably withheld or delayed.

                            ARTICLE 14. SEVERABILITY

If any part of this Agreement for any reason shall be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which shall remain in full force and effect; provided, however, that in the event a part of this Agreement is declared invalid and the invalidity or enforceability of such part has the effect of materially altering the obligations of any party under this Agreement, the parties agree, promptly upon such declaration being made, to negotiate in good faith to amend this Agreement so as to put such party in a position substantially similar to the position such party was in prior to such declaration.

           ARTICLE 15. RIGHTS OF ASSIGNMENT;  SUCCESSORS AND ASSIGNS Neither NCT

Hearing nor Licensee shall have any right to assign this Agreement or any of their respective rights or obligations under this Agreement to any third party except by operation of law or with the prior written consent of the other party. In the event Licensee wishes to assign any of its rights or obligations under this Agreement to an Affiliate of Licensee, NCT Hearing's consent will not be unreasonably withheld. In the event NCT Hearing wishes to assign any of its rights or obligations under this Agreement to an Affiliate of NCT Hearing, Licensee's consent will not be unreasonably withheld. The provisions of this Agreement shall inure to the benefit of, or be binding upon, the successors and assigns of each party hereto.

                               ARTICLE 16. NOTICES

Any notices under this Agreement shall be in writing and shall be deemed delivered on the date of delivery if delivered by personal service, or sent by telecopy and confirmed by first class registered or certified mail, or same day or overnight courier service with postage or charges prepaid and on the third day following dispatch if sent only by first class registered or certified mail or same day or overnight courier service with postage or charges prepaid. Unless subsequently notified in writing in accordance with this Article by the other party, any notice or communication hereunder shall be addressed to NCT Hearing as follows:

                  NCT Hearing Products, Inc.
                  20 Ketchum Street
                  Westport, CT  06880
                  Attn: President
                  Fax No:  203-226-4447

to Licensee as follows:

                  Pro Tech Communications, Inc.,
                  3311 Industrial 25th Street
                  Fort Pierce, Florida 34946
                  Attn:  Rich Hennessey
                  Fax No.:  561-464-6644


                                ARTICLE 17. TAXES

Licensee  shall be  solely  responsible  for any  sales,  use,  occupational  or privilege taxes, duties, fees or other similar charges imposed by any governmental authority in connection with the manufacture, sale, lease, distribution, use or other disposition by Licensee of Licensed Products or the Licenses granted hereunder. Any other taxes, including income taxes based on royalties and other payments to NCT Hearing, shall be the responsibility of NCT Hearing. ARTICLE 18. INDEMNIFICATION Each of NCT Hearing and Licensee agrees to indemnify, defend, and hold harmless the other party and each of its officers, directors, employees, agents, successors and assigns (hereinafter referred to in the aggregate in this Article as "the Indemnified Party") against any and all losses, claims, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees and other costs of defense of every kind whatsoever and the aggregate amount of reasonable settlement of any suit, claim or proceeding) which the Indemnified Party may incur or for which the Indemnified Party may become liable on account of any suit, claim or proceeding purporting to be based upon a failure to perform obligations under this Agreement to be performed by the other party (hereafter the "Indemnifying Party") and its employees or agents. The Indemnified Party shall promptly advise the Indemnifying Party of any such suit, claim or proceeding and shall cooperate with the Indemnifying Party in the defense or settlement of such suit, claim or proceedings providing no settlement shall be made without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. In any event, the Indemnified Party shall furnish to the Indemnifying Party such information relating to such suit, claim or proceeding as the Indemnifying Party shall reasonably request for use in defending the same.

                       ARTICLE 19. MAINTENANCE AND DEFENSE
                         OF LICENSED PATENTS; WARRANTIES

19.1 Enforcement of Patents. Throughout the term of this Agreement, NCT Hearing may maintain in force the Licensed Patents in its sole and absolute discretion. In this connection, NCT Hearing shall promptly pay all costs of any and all continuations, continuations-in-part, divisions, extensions, reissues, re-examinations, or renewals of the Licensed Patents, including, without limitation, the costs and expenses of any and all attorneys, experts or other professionals engaged in connection with any of the foregoing.

19.2 Infringement. NCT Hearing shall defend and save harmless Licensee against any suit, damage claim or demand, and any actual loss, cost or expense (excluding opportunity costs or lost profits) suffered as a result thereof (including reasonable attorneys fees), based on actual or alleged infringement of any patent or trademark or any unfair trade practice resulting exclusively from the exercise or use of any right or license granted under this Agreement on the condition that Licensee: (a) promptly notifies NCT Hearing of such suit, claim or demand; provided, that, Licensee's failure to promptly notify NCT Hearing shall not relieve NCT Hearing of its obligations under this section except and to the extent it is actually prejudiced by Licensee's delay, and (b) provides NCT Hearing with such assistance as NCT Hearing may reasonably request for the defense or settlement of such suit, claim or demand.

     Notwithstanding the foregoing, NCT Hearing shall have no liability to defend or pay (a) punitive or trebled damages, penalties or fines, and/or
     (b) damages or costs to Licensee with respect to any claim of infringement which is based on an implementation designed or modified by any third party or Licensee's use of the Licensed Patents or the Licensed Technology for any purpose other than the design, manufacture, use or sale of Licensed Products pursuant to this Agreement.

19.3 Ownership; Authority. NCT Hearing represents and warrants to Licensee that it owns or has the worldwide right to use, including the right to sublicense, the Licensed Patents and Licensed Technology. NCT Hearing represents and warrants that it has the right, power and authority to enter into this Agreement and to grant the licenses and other rights contained herein to Licensee as herein provided.

19.4 Non-Infringement. NCT Hearing represents and warrants to Licensee, that to the best of NCT Hearing's knowledge, the Licensed Technology and Licensed Patents, as contemplated to be used with the Licensed Products, do not infringe upon any existing patent, copyright, trademark, service mark, trade name, trade secret, or other intellectual property right of any third party.

19.5 No Conflicts. NCT Hearing represents, warrants, and covenants to Licensee, that to the best of NCT Hearing's knowledge, NCT Hearing's performance of this Agreement does not conflict with any other agreement to which such party is bound, and while performing this Agreement, NCT Hearing will not knowingly enter into any other agreement in conflict with this Agreement or which would impair the ability of NCT Hearing to perform its obligations under this Agreement.

                             ARTICLE 20. DISCLAIMER

EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NCT HEARING HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF THE ACCURACY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS OR MERCHANTABILITY OF THE LICENSED PATENTS, THE NCT HEARING TECHNOLOGY, OR THE LICENSED PRODUCTS, OR THEIR SUITABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER. NCT HEARING DISCLAIMS ALL OTHER WARRANTIES OF WHATEVER NATURE, EXPRESS OR IMPLIED. NCT HEARING DISCLAIMS ALL LIABILITY FOR ANY LOSS OR DAMAGE RESULTING, DIRECTLY OR INDIRECTLY, FROM THE USE OF THE LICENSED PATENTS, THE NCT HEARING TECHNOLOGY, OR THE LICENSED PRODUCTS, OTHER THAN THOSE ARISING FROM CLAIMS OF INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES; WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS DISCLAIMER EMBRACES CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR GOODWILL, EXPENSES FOR DOWNTIME OR FOR MAKING UP DOWNTIME, DAMAGES FOR WHICH LICENSEE MAY BE LIABLE TO OTHER PERSONS, DAMAGES TO PROPERTY, AND INJURY TO OR DEATH OF ANY PERSONS.

                       ARTICLE 21. SCOPE OF THE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements or understandings of the parties with regard to the subject matter hereof. No interpretation, change, termination or waiver of any provision hereof shall be binding upon a party unless in writing and executed by the other party. No modification, waiver, termination, recession, discharge or cancellation of any right or claim under this Agreement shall affect the right of any party hereto to enforce any other claim or right hereunder.

     IN WITNESS THEREOF, Licensee and NCT Hearing have executed this Agreement effective as of the date first written above.

PRO TECH COMMUNICATIONS, INC.             NCT HEARING PRODUCTS, INC.


By: /s/RICHARD HENNESSEY                  By: /s/IRENE LEBOVICS

Title:President                           Title:President

                                   Schedule A
Deliverables

Deliverables include without limitation all know-how, trade secrets, methods, operating techniques, processes, software, materials, technical data, engineering information, formulas, specifications, drawings, machinery and apparatus, patents, patent applications, copyrights and other intellectual property relating thereto.

Any NCT Hearing source codes specified above will only be delivered after Licensee has signed and delivered to NCT Hearing a Source Code Delivery Agreement substantially in the form of Schedule D hereto covering the subject Deliverables.

                                   Schedule B
Licensed Patents

Patents

HEADSETS

      Generics That Apply

     US 4,862,506 Issued August, 1989, entitled "Monitoring, Testing and Operator Controlling of Active Noise and Vibration Cancellation Systems". It describes a flexible user interface for maintenance and operation of the electronics for noise cancellation. It is in use in the MRI headset product for testing and maintenance.1

     US 5,105,377 Issued April 14, 1992, entitled "Digital Virtual Earth"(DVE). A digital adaptive feedback control system. Instability is prevented by use of a fixed internal model of the physical system. This approach has been used noise canceling headsets industrial mufflers.2

     US 5,418,857 Issued May 23, 1995, entitled "Active Control System for Noise Shaping". The use of an active control system to control the quality of a sound rather than just try to cancel it. Has applications for sound quality control in automobiles.3

     US 5,440,642 Issued August 8, 1995, entitled "Analog Noise Cancellation System Using Digital Optimization of Variable Parameters". A digital control system is used to adjust the response of an analog noise cancellation system and to control tonal components of the noise. Has application to active ear defenders.4

     US 5,481,615 Issued Jan 2, 1996, entitled "Improved Audio Reproduction System". The use of a combination of active noise control and adaptive equalization to improve an audio system. This has particular use in headsets for hi-fi and for telecommunications.5

     US 5,652,799 Issued July 29, 1997, entitled "Noise Reducing System". A control system for selectively reducing tonal noise without the use of reference signal or tachometer signal. Has application to active headsets where speech or other signals must not be canceled.6

HEADSETS

     Application Specific

     US 4,654,871 Issued March 31, 1987, entitled "Method and Apparatus for Reducing Repetitive Noise Entering the Ear". It provides for open-backed headsets wherein a repetitive noise signal detected by a microphone at the headset is nulled by the headphone diaphragm in an adaptive manner. A similar approach to provide a noise-free zone at a seat, is described.7

     US 4,701,952 Issued May 26, 1987, entitled "Frequency Attenuation Compensated Pneumatic Headphone and Liquid Tube Audio System for Medical Use". Describes a system for delivering music into a passive headset for MRI patients. Reissued April 27, 1993 as Re. 34,236.

     GB 2,172,769 Issued July 6, 1988, entitled "Improvements in Acoustic Attenuation". An analog active headset utilizing feedforward control.

     GB 2,160,070 Entitled "Sound Reproduction System". An analog active headset with a communications input. The communication signal is equalized and mixed with the input and/or output of the feedback control loop. Used in current communications headsets.

     GB 2,172,470 Issued January 11, 1989, entitled "Improvements Relating to Noise Reduction Arrangements". An analog active headset in which a second microphone is used to adjust the feedback gain automatically so as to prevent instability.

     EP 0,212,840 Issued October 23, 1991, entitled "Noise Reduction Device". An analog active headset in which the feedback gain is automatically adjusted. The adjustment may performed by a digital controller.

     EP 0,232,096 Entitled "Acoustic Transducer". A closed-back headset in which the ear cup is vented to improve low frequency performance.

     EP 0,192,379 Entitled "Improvements Relating to Noise Reduction Arrangements". A closed-back active headset that uses an additional loudspeaker connected to the headset by a tube. The tube acts as an acoustic low pass filter that prevents noise caused by any non-linear distortions of the loudspeaker from reaching the ear.

     US 4,953,217 Issued August 28, 1990, entitled "Noise Reduction System". An analog active headset that includes a device to reduce the effect of low frequency sound buffeting.

     US 5,452,361 Issued September 19, 1995, entitled "Reduced VLF Overload Susceptibility Active Noise Cancellation Headset". In an analog feedback headset, an extra microphone is used to detect very low frequency (VLF) sound and subtract it from the feedback signal. This removes the VLF component without the need for extra high pass filtering - which would introduce delay and therefore reduce performance.8

     US 5,313,945 Issued May 24, 1994, entitled "Active Attenuation System for Medical Patients". Active ear defender for MRI patients in which the sound in the headset is monitored through hollow plastic tubes and anti-noise is supplied to the headset through hollow plastic tubes. Used in the MRI headset product.9

     US 5,375,174 Issued December 20, 1993, entitled "Remote Siren Headset". An active headset for use in emergency vehicles in which the control system is separated from the headset and communicates remotely. This allows the headset to be more portable, have longer battery life, and allows a single controller to control several headsets.

     US 5,604,813 Issued February 18, 1997, entitled "Industrial Headset". A communications headset which provides active noise cancellation without interruption of normal communication. A bridge circuit is used to by-pass the ANC circuit as required, and the communications signal is boosted when the ANC system is in operation.10

     US 5,699,436 Issued December 16, 1997, entitled "Hands Free Noise Canceling Headset". The use of the residual microphones in an active noise canceling headset system to pick up the speech of the wearer for use with communication systems.11

     US 5,815,582 Issued September 29, 1998, entitled "Active Plus Selective Headset". The use of an open back headset and a feedforward noise cancellation system to provide comfort and enhanced communications for the user.12

     EP 0705472 Issued May 10, 2000, entitled "Variable Gain Active Noise Cancellation System with Improved Residual Noise Sensing". In an active headset, the error microphone is displaced radially with respect to the loudspeaker so as to measure a sound more closely related to that at the ear. Additional features, such as side perforations, are used to obtain improved and more robust performance.13

     US 6,069,959 Issued May 30, 2000, entitled "Active Headset". Active headset canceling external noise in both the higher and lower frequency ranges while reducing the subjective pressure felt within the ears by the user. A bridge amplifier circuit is used which is user adjustable without reducing the breadth of the given frequency range over which noise reduction is effective.14

Patents Pending Under Filed Applications

     Patents Pending

     (268)Headset: Filed September 7, 1995. The use of a dome to cover the front of a loudspeaker in an active headset, thereby obtaining a more consistent acoustic response. This enables higher feedback gain to be used and results in improved cancellation performance.

     (272)Noise Cancellation System for Active Headsets: Filed August 18, 1997. An active headset capable of compatibility with existing socket configurations of an external device and capable of powering active noise cancellation circuitry whether or not resident in the active headset.

     (617)Cushioned Earphones: Filed March 18, 1998. Use of auxetic foam in headset ear cushions which more readily moulds around irregularities in the shape of the ear and so reduces air leaks.

     (618)Headset for Aircraft: Filed March 18, 1998. An active noise reduction headset for use by aircraft passengers. Each earphone comprises at least two parts, one carried by the headband, the other part connecting both mechanically and electrically to the first part. Components requiring frequent replacement are carried by one part and the other part is available for re-use.

Disclosures for Which Patent Applications are to be Filed

     621  A Non-Adaptive Variable Response Active Headset

     661  An Active Noise Reduction Earbud

Patents

CLEARSPEECH TECHNOLOGY

     Generics That Apply

     US 4,423,289 Issued December 27, 1983, entitled "Signal Processing Systems". A means for providing an adaptive filter transfer function which can be adjusted to any desired complex form. The filter operates by splitting the signal into frequency bands and modifying the gain in each frequency band. This is the basic structure used in the Adaptive Speech Filter.15

     Application Specific

     US 5,768,473 Issued June 16, 1998, entitled "Adaptive Speech Filter". A filter for enhancing noisy speech signals. Provides improvements to a short term spectral amplitude filter to improve performance and simplify real-time implementation.16

     US 6,091,813 Issued July 18, 2000, entitled "Acoustic Echo Canceller". A method and apparatus for cancelling acoustic echoes that enhances the hands free operation of audio/video conferencing equipment, wireless and cellular telephones, internet and intranet telephones, etc. The method and apparatus include a novel method for updating the coefficients of an adaptive filter.17

     US 6,108,610 Issued August 22, 2000, entitled "A Method and System for Updating Noise Estimates During Pauses In An Information Signal". A method and system for improving Adaptive Speech Filter estimates of the noise component of complex signals that contain both the information signal and noise. Noise estimates are generated and updated only during pauses in the information signal, thus increasing processing speed and decreasing system memory.18

Disclosures for Which Patent Applications are to be Filed

     631  Adaptive Speech Filter with Constant Output Noise Level

     643 A Method of Applying Noise Reduction and Acoustic Echo Cancellation to Audio

     650 Fast Detection of the end of the Utterances Using the Sum of Parameters of Speech Signal

     667 Method and Apparatus for Removing or Reducing Interfering Signals from a Desired Signal

     668 Method and Apparatus for Removing or Reducing Interfering Signals from a Desired Signal where there are several interfering sources



1    Issued in Canada
2 Issued in Australia, Canada, Korea, Europe (Austria, Belgium, France, Germany, Italy, Netherlands, Sweden, Switzerland, UK) Pending in Japan
3    Pending in Canada, Europe and Japan
4    Pending in Canada, Europe and Japan
5    Issued in Canada, Europe (France, Italy, Germany, Sweden, UK)
6 Issued in Australia, Canada, Europe (France, Germany, Italy, Netherlands, Sweden, UK) Pending in Japan
7 Issued in Australia, Austria, France, Germany, Netherlands, Norway, S. Africa, Sweden, Switzerland
8    Pending in Europe
9    Issued in Canada, pending in Korea
10   Pending in Europe, Canada, Japan
11 Issued in Canada, Europe (Austria, Belgium, Denmark, France, Germany, Italy, Netherlands, Switzerland/Lichtenstein, UK)
12 Issued in Canada, Europe (Austria, Belgium, Switzerland, Germany, Denmark, France, Italy, Netherlands, Sweden, UK)
13   Granted in Europe (France, Germany, Italy, Sweden, UK) Pending in US, Japan
14   Pending in Malaysia,  Taiwan,  Canada,  Europe
15   Issued in UK and Japan
16   Pending in  Canada,  Europe,  Japan and Hong Kong
17   Pending  PCT filing
18   Pending PCT filing

                                   Schedule C
Licensed Technology

1. The unpatented technology contained in the patent applications filed or to be filed and listed on Schedule B hereto.

2. The unpatented technology in NCT Hearing's possession which NCT Hearing is free to disclose and which supports, amplifies, explains or enables the design or manufacture of products embodying any of the claims of the Licensed Patents.

3. The unpatented technology contained in the Deliverables listed on Schedule A hereto.

                                   Schedule D

Form of NCT Hearing Source Code Delivery Agreement

SOURCE CODE DELIVERY AGREEMENT

     This Agreement, made and entered into this _____ day of _______, 2000 by and between NCT Hearing Products, Inc., a Delaware corporation, having a place of business at 20 Ketchum Street, Westport, Connecticut 06880 ("NCT Hearing") and _____________________________, a __________ corporation, having offices at
__________________________________ ("Recipient").

     WHEREAS, NCT Hearing and Recipient entered into a License Agreement dated August __, 2000 under which Recipient and NCT Hearing agreed to collaborate in the design and development of certain headset products incorporating NCT Hearing technology under certain of NCT Hearing's patented and unpatented technology to make, use and sell such headset products; and

     WHEREAS, in connection with the foregoing, NCT Hearing will provide Recipient with access to certain NCT Hearing source codes; and

     WHEREAS, Recipient agrees to hold and use such source codes in accordance with this Agreement and the License Agreement.

     NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, NCT Hearing and Recipient agree as follows:

     1. Definitions. As used herein, the definitions set forth above and hereinafter in this Section 1 shall apply:

     (a) "Licensed Software" shall mean the software implementation of: NCT Hearing's _____________ version of its ________________ algorithm in object code form executable on _______________________________, all constituting part of the NCT Hearing technology licensed to Recipient by NCT Hearing under the License Agreement.

     (b) "Source Codes" shall mean the ___ (_) source codes for the Licensed Software in disc and hard copy formats, and all related documentation, including but not limited to flow charts, explanatory notes and other documentation used with such source codes.

     (c) "Licensed Products" shall mean Licensed Products as defined under the License Agreement.

     2. Delivery of the Source Codes. Within __________ (____) business days of the date hereof, NCT Hearing shall deliver the Source Codes to Recipient and Recipient shall hold and use the Source Codes during the term of this Agreement in accordance with the further provisions hereof.

     3. Use of the Source Codes. Recipient's use of the Source Codes shall be limited to implementation by Recipient of the Licensed Software for Licensed Products or as otherwise permitted under the License Agreement or required or needed by Recipient to exercise its rights under the License Agreement.

     4. Obligations of Recipient. In consideration of NCT Hearing's delivery and disclosure of the Source Codes to Recipient, Recipient agrees to undertake the following obligations with respect thereto:

     (a) to consider the Source Codes as Confidential Information under Article 5 of the License Agreement;

     (b) to use the Source Codes only as permitted under this Agreement and the License Agreement and in no other manner whatsoever;

     (c) to not copy, in whole or in part, the Source Codes except as otherwise required or needed for Recipient to exercise its rights under the License Agreement or as otherwise permitted under the License Agreement; and

     (d) to return to NCT Hearing the Source Codes and all copies thereof together with any changes made to the Source Codes by Recipient and to erase all portions thereof from memory upon the termination of this Agreement or the termination of the License Agreement, whichever first occurs.

     5. Reservation of Rights. Except and only to the extent expressly provided herein relating to the internal use of the Source Codes by Recipient and to the extent of any rights granted to Recipient under any other agreement, such as this License Agreement, no other rights or licenses, express or implied, are hereby granted to Recipient.

     6. Term and Termination. The term of this Agreement shall commence on the date hereof and shall continue until the termination of the License Agreement in accordance with the provisions of Article 9 of the License Agreement. In addition, either party may terminate this Agreement in the event of a material breach of this Agreement by the other party in accordance with the provisions of
Section 9 of the License Agreement.

     7.  Survival.  The  restrictions  and  obligation of Recipient set forth in
Section 4 of this Agreement shall survive any expiration, termination or cancellation of this Agreement and shall continue to bind Recipient, its successors and assigns.

     8. Notices. All notices under this Agreement shall be given in the manner provided by Article 19 of the License Agreement.

     9. Rights of Assignment; Successors and Assigns. Any rights of assignment of this Agreement shall be governed by Article 16 of the License Agreement.

     10. Governing Law; Remedies. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. Recipient acknowledges that the confidential and proprietary status of the Source Code is of a unique nature, the loss of which may cause irreparable harm to NCT Hearing for which any sum of money would be inadequate, and that it may be impossible to measure in money the damages which would be suffered by NCT Hearing by reason of the loss of such confidential and proprietary status. Accordingly, in the event of any material breach or threatened material breach by Recipient of any of its obligations related to maintaining the confidentiality of the Source Codes under this Agreement, NCT Hearing shall be entitled, as a matter of right, to a final order from a court of competent jurisdiction of injunctive and other equitable relief and if NCT Hearing shall institute any action or proceeding to enforce by specific performance or other equitable relief the provisions hereof, Recipient hereby waives the claim or defense that NCT Hearing has an adequate remedy at law and Recipient shall not urge in any such action or proceeding the claim or defense that such remedy at law exists provided, however, that nothing herein contained shall limit or constrain the respective rights of either of the parties hereto to pursue and recover damages at law for breaches of this Agreement.

     11. Entire Agreement; Amendment. This Agreement and the governing License Agreement, contain the entire understanding between the parties concerning the subject matter hereof. No change, modification, alteration or addition to any provision hereof shall be binding unless in writing and signed by an authorized officer of each of the parties.

     In witness whereof, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the date first written.

NCT HEARING PRODUCTS, INC.

By:
      -------------------------


Pro Tech Communications, Inc.

By:   -------------------------